Prospectus Supplement No. 5	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated March 19, 1999)	Registration No. 333-74697

Pennsylvania Real Estate Investment Trust
Distribution Reinvestment and Share Purchase Plan

     Effective June 15, 2005, Pennsylvania Real Estate Investment Trust has made a modification to the alternatives available with respect to the application or payment of Distributions under its Distribution Reinvestment and Share Purchase Plan to clarify that Participants in the Plan may elect to receive Distributions on all or a specified number of their Shares. Accordingly, Questions 7 and 9 of the Prospectus dated March 19, 1999 are revised in their entirety to read as follows:

7.     What does the Authorization Form provide?

     The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Trust to pay to the Plan Administrator each Participant's cash Distributions on all or a specified number of Shares owned by the Participant on the applicable record date (“Participating Shares”), as well as on all whole and fractional Shares credited to a Participant's Plan account (“Plan Shares”). The Authorization Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional Shares with such Distributions and optional cash payments, if any, made by the Participant, or to pay to the Participant the cash Distributions on all or a specified number of Participating Shares and Plan Shares owned by the Participant on the applicable record date. See Question 8 for a discussion of the B&N Form, which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a securities depository. The Authorization Form also directs the Plan Administrator to either reinvest automatically all subsequent Distributions with respect to Plan Shares, or to pay to the Participant the cash Distributions on all or a specified number of Plan Shares owned by the Participant on the applicable record date. Distributions will continue to be reinvested on the Participating Shares and Plan Shares or paid in cash to the Participant, in each case as directed in the Authorization Form, until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 26 and 27) or the Plan is terminated. See Question 6 for additional information about the Authorization Form.

     Subject to permission from the Trust for the reinvestment of Distributions in excess of $25,000, the Authorization Form provides for the purchase of additional Shares through the following investment options:

(1) If “Full Distribution Reinvestment” is elected, the Plan Administrator will apply all cash Distributions on all Shares then or subsequently registered in the Participant's name, and all cash Distributions on all Plan Shares, together with any optional cash payments, toward the purchase of additional Shares.

(2) If “Partial Distribution Reinvestment” is elected, then, notwithstanding anything set forth elsewhere in this prospectus, the Plan Administrator will apply cash Distributions on only the number of Participating Shares and Plan Shares registered in the Participant's name and specified on the Authorization Form, together with any optional cash payments, toward the purchase of additional Shares, and will pay Distributions in cash to the Participant on all other Participating Shares and Plan Shares registered in the Participant’s name.

(3) If “Optional Cash Payments Only” is elected, the Participant will continue to receive cash Distributions on all Participating Shares and Plan Shares registered in that Participant's name in the usual manner. The Plan Administrator will apply any optional cash payments received from the Participant toward the purchase of additional Shares. See Question 8 for a discussion of the B&N Form, which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a securities depository.

     Each Participant may select any one of these three options. Unless otherwise specified on the Authorization Form under “Partial Distribution Reinvestment,” Distributions will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account, including Distributions on Shares purchased with any optional cash payments, until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether (see Questions 26 and 27), or until the Plan is terminated. Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator at the address set forth in Question 37. See Question 11 for the effective date for any change in investment options.

9.     Is partial participation possible under the Plan?

     Yes. Record Owners may designate on the Authorization Form a number of Participating Shares and Plan Shares, or no Shares, for which Distributions are to be reinvested, subject to permission from the Trust for reinvestment of Distributions in excess of $25,000. Distributions will thereafter be reinvested only on the number of Participating Shares and Plan Shares specified, if any, or on such lesser number of shares as are owned on the record date for each Distribution, and the Record Owner or Beneficial Owner, as the case may be, will continue to receive cash Distributions on the remainder of the shares. Dividends on all Shares held in the Plan, however, are automatically reinvested in the Plan, unless otherwise specified on the Authorization Form under “Partial Distribution Reinvestment.”

The date of this prospectus supplement is June 10, 2005